Exhibit 99.2

NUWELLIS ANNOUNCES CLOSING OF $11.04 MILLION UNDERWRITTEN PUBLIC OFFERING
INCLUDING FULL EXERCISE OF OVERALLOTMENT OPTION

MINNEAPOLIS, October 18, 2022 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE) (“Nuwellis” or the “Company”), a commercial-stage company focused on transforming the lives of people with fluid overload, today announced the closing of an underwritten public offering of units with gross proceeds of approximately $11.04 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Nuwellis.

The offering was comprised of (1) 15,235,196 Class A Units, priced at a public offering price of $0.25 per Class A Unit, with each Class A Unit consisting of one share of common stock and 1.5 warrants to purchase one share of common stock at an exercise price of $0.25 per share, and (2) 23,157,124 Class B Units, priced at a public offering price of $0.25 per Class B Unit, with each Class B Unit consisting of one share of Series I convertible preferred stock, convertible into one share of common stock, and 1.5 warrants to purchase one share of common stock with an exercise price of $0.25 per share.

The warrants will be exercisable beginning on the effective date of a reverse stock split in an amount sufficient to permit the exercise in full of the warrants, contingent upon stockholder approval of such reverse stock split and of the exercisability of the warrants under Nasdaq rules and will expire on the sixth anniversary of the initial exercise date. The stockholder meetings will be held on or before December 9, 2022.  The conversion price of the preferred stock issued in the transaction is fixed and does not contain any variable pricing feature or any price based anti-dilutive feature. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock) or liquidation preference, and, subject to limited exceptions, has no voting rights. The securities comprising the units are immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the offering.

The securities issued at closing included a total of 20,994,044 shares of common stock, 23,157,124 shares of Series I convertible preferred stock, and warrants to purchase up to 66,226,752 shares of common stock, including the full exercise of the over-allotment.

The securities were offered pursuant to a registration statement on Form S-1, as amended (File No. 333-267368), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 13, 2022 and an additional registration statement on Form S-1 filed pursuant to Rule 462(b), which was filed on October 13, 2022 and became effective upon filing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering was filed by Nuwellis with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a medical device company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The Company is focused on developing, manufacturing and commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, with a wholly-owned subsidiary in Ireland.

About the Aquadex SmartFlow® System
The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and predictable method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2022 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the impact of the COVID-19 pandemic, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

INVESTORS:
Nestor Jaramillo
President and Chief Executive Officer, Nuwellis, Inc.
ir@nuwellis.com

Vivian Cervantes
Gilmartin Group LLC
Vivian.Cervantes@gilmartinir.com

MEDIA:
Sarah Lundberg
Health+Commerce
sarahlundberg@healthandcommerce.com